Exhibit 10.60

August 24, 2001

Revised: September 10, 2001

Hani Zeini

660 Narcisi Lane

Wayne, PA 19087

Dear Hani,

I am pleased to offer you the position of Executive Vice President of Sales and Marketing for the McGhan Medical Division of Inamed Corporation.  In this role, you will report to Nicholas Teti, President and CEO, and will be based at our [named Headquarters offices in Santa Barbara.  We would like you to join us as soon as possible, but no later than October 1, 2001.

I am also pleased to offer you the following compensation package:

1.                                       A base salary of $245,000.00 per year.  Your salary will be reviewed during the focal review period which will take place during the first quarter of 2002.

2.                                       You will receive a one time signing bonus of $40,000.00 which will be grossed up to offset taxes.  This one time signing bonus will be paid within the first five days of your employment.  Please remember that ‘if your employment is voluntarily terminated within twelve months of employment it will be necessary for you to repay a pro-rated portion of the signing bonus, based on length of service.

3.                                       You will be recommended to receive options on approximately 75,000 shares of common stock, such options to be issued at market price at the time of grant and to vest ratably 1/3 on each of the first three (3) anniversaries of the date on which you commence employment.  Based on Board of Director approval, the number of options could be greater or less than 75,000.

4.                                       You will be eligible to participate at up to 50% of your salary in the Management Incentive Plan (MIP) for the year 2001 on a pro-rata basis.  You will be eligible to participate in subsequent years during which you are a qualified Inamed employee and a MIP program exists.

5.                                       Subject to approval by the Board of Directors, you will be provided a change of control agreement, to be forwarded under separate cover, that will address your employment status in the event a change in control of the company occurs.

6.                                       You will receive a comprehensive benefits package which includes:

•                                          Group health (medical, dental, vision, prescription drug), Employee Assistance Program (EAP) and life insurance become effective the first of the month following date of hire.  Holiday pay, paid leave, and business travel accident insurance become effective on the date of hire.

•                                          You will be eligible for three weeks of paid vacation per year.  Accrual for paid leave is at the rate of 4.62 hours bi-weekly through the third year of employment, increasing to 6.16 hours the fourth year.

•                                          You will be eligible to invest in Inamed’s 401(k) Plan in the enrollment period following three (3) months of continuous employment, and in the Employee Stock Purchase Program in the enrollment period after twelve (12) months of continuous employment.

To facilitate your relocation, we are happy to reimburse you for moving expenses such as closing costs on the purchase of a new home, temporary housing costs, transportation to the site, and other miscellaneous expenses up to $25,000.00.  If there are extenuating circumstances related to your relocation, Inamed will consider reimbursement of additional expenses in an effort to minimize your relocation costs.  In addition, Inamed will pay for the shipping of your household goods up to $15,000.00 and closing costs on the sale of your current home.  The details of these programs are described in our policy which we will provide to you upon your request.  Please remember that if you voluntarily terminate your employment with Inamed within twelve months of your hire date, it will be necessary for you to repay a pro-rated amount of any reimbursement you received for moving expenses, based on length of service.

At Inamed Corporation, every employee filling a position that is new to them completes a minimum 90-day introductory period.  An initial review will be given after 90 days of continuous employment to evaluate your performance and determine the status of your introductory period.  While we do not anticipate any problems, please be aware that Inamed Corporation may terminate the employment of any employee during this period without prior review, warning, notice, or application of progressive disciplinary action.

On your first day of employment please be prepared to provide proof of identity and eligibility to work in the United States (a U.S. passport or your drivers license and social security card will be adequate).  You will also need to complete and sign the following documents prior to or on your start date:

W-4 Form

I-9 Form

Intellectual Property and Confidentiality Agreement

Confidentiality of Data Pledge

Confidential Employee Information Form

Please remember that this offer does not constitute a contract.  If you are hired your employment is at will, meaning that your employment is not for any specific time period or duration, and can be terminated with or without cause and with or without notice.  Only a written, express agreement signed by the President and CEO can change your at will status.

Hani, if you are in agreement with this offer, please indicate your acceptance by signing on the original copy and return it to me; the other copy is for your record.  This offer of employment will be valid for two weeks from the date of this letter.

I look forward to your starting work with us as an Inamed employee.  I believe that you will enjoy our work environment and welcome you to Inamed Corporation.

Sincerely,

Patricia Cooper

Vice President of Human Resources

I have read and accepted the above offer:

/s/ Hani Zeini
Hani Zeini	Date

cc:           N. Teti, President and CEO